COTY ANNOUNCES THIRD QUARTER FISCAL YEAR 2026 RESULTS

Q3 Results Inline to Ahead of Expectations
Growth in Fiscal Year to Date Operating Cash Flow to $422M and Free Cash Flow to $276M, Despite Lower Profit, Reflecting Disciplined Working Capital and Capital Expenditure
Initial Implementation of Coty.Curated Strategic Framework to Support Healthier Business In FY27 & Beyond

NEW YORK - May 5, 2026-- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the third quarter of fiscal year 2026, ended March 31, 2026. Despite Middle East-related disruptions, Coty delivered Q3 profit ahead of expectations, supported by cost control and the reallocation of investments behind activations in Q4.

“Q3 marked an important step toward restoring consistent performance commensurate with Coty's outstanding assets and capabilities," said Markus Strobel, Executive Chairman and Interim Chief Executive Officer.

"While the Q3 results were below our potential on an absolute basis, we were pleased to deliver profitability ahead of our guidance despite the disruption in our Middle East business late in the quarter. This was a welcome first step, as we begin to gradually strengthen our operational control and execution.

We are methodically implementing the Coty.Curated strategic framework announced last quarter, centered on sharper priorities, more focused investments, improved execution, and increased support behind our core businesses. We are embedding this framework into our FY27 action plans for both divisions, including significantly reducing the number of smaller launches, lowering marketing asset production costs in part through broad-based AI deployment for our owned brands, while increasing consumer engagement spending, and working to simplify our operational model, all with the ultimate objective to grow our sell out and market share over time.

As we near the conclusion of our strategic planning and portfolio assessment, to be validated with our Board including our new independent directors, we expect to share more details in the coming quarters. At the same time, I remain confident in Coty's position as a leading fragrance player, underpinned by our multiple iconic brands, and targeted presence in other beauty categories, including cosmetics, skin care, and body care. We believe stronger, more focused execution across our portfolio will enable us to deliver consistent, profitable growth, advance our deleveraging agenda, and further strengthen our balance sheet.

While this will take time, I strongly believe that with sustained focus and discipline, Coty is well positioned to realize its full potential."

RESULTS AT A GLANCE

	Three Months Ended March 31, 2026			Nine Months Ended March 31, 2026
(in millions, except per share data)		Change YoY			Change YoY
COTY INC.		Reported Basis	(LFL)(a)		Reported Basis	(LFL)(a)
Net revenues	$1,281.6	(1%)	(7%)	$4,537.4	(2%)	(6%)
Gross Margin - reported	61.8%			63.5%
Gross Margin - adjusted*	61.8%			63.6%
Operating income - reported	(372.0)	(33%)		(38.8)	<(100%)
Net (loss) income attributable to common shareholders - reported **	(411.4)	(1%)		(473.7)	(53%)
Operating income - adjusted*	72.4	(51%)		587.2	(25)%
Net income attributable to common shareholders - adjusted* **	(27.2)	<(100%)		198.5	(15)%
EBITDA - adjusted*	127.0	(38%)		753.3	(21)%
EPS attributable to common shareholders (diluted) - reported	$(0.47)	—%		$(0.54)	(50%)
EPS attributable to common shareholders (diluted) - adjusted*	$(0.03)	<(100%)		$0.23	(15%)
Cash flow from operations	(203.1)			421.8
Free cash flow*	(248.7)			275.6
(a) LFL results for the three and nine months ended March 31, 2026 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.
*    These measures, as well as “financial net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Three Months Ended March 31, 2026, Summary Results
For the three months ended March 31, 2026, compared to the three months ended March 31, 2025:
•Net revenue of $1,281.6 million decreased 1% on a reported basis and included a 6% benefit from foreign exchange (FX). On a like-for-like (LFL) basis, net revenue declined 7%, which included an estimated 1.4% headwind from the conflict in the Middle East.
•Prestige net revenue of $830.9 million, representing 65% of the Company's total sales, was flat on a reported basis and declined 5% on a LFL basis. This included an estimated 2% headwind from the conflict in the Middle East.
•Consumer Beauty net revenue of $450.7 million, representing 35% of the Company's total sales, decreased 4% on a reported basis and 10% on a LFL basis, which included an estimated 1% headwind from the conflict in the Middle East.

•Reported gross margin of 61.8% decreased 230 basis points year-over-year, driven by supply chain cost under absorption due to lower sales, particularly in Consumer Beauty, coupled with elevated excess & obsolescence in Consumer Beauty, and the impact from tariffs on freight costs. Adjusted gross margin of 61.8% decreased 250 basis points year-over-year.
•Reported operating loss of $372.0 million deteriorated from reported operating loss of $280.4 million in the prior year, and included a $362.8 million impairment charge reflecting a reduction in the fair value of the Company's Consumer Beauty business driven by lower forecasted revenues and a higher weighted average cost of capital, following a significant decline in the Company’s share price over the last three months. Reported loss margin of 29.0% compared to reported loss margin of 21.6% in the prior year. Adjusted operating income of $72.4 million declined from $147.9 million in the prior year, reflecting lower sales and gross profit. Adjusted operating margin of 5.6% contracted by 580 basis points year-over-year.
•Reported net loss of $411.4 million compared to reported net loss of $409.0 million in the prior year. Reported net loss margin of 32.1% compared to reported net loss margin of 31.5% in the prior year. Adjusted net loss of $27.2 million declined from adjusted net income of $6.8 million in the prior year. Adjusted net loss margin of 2.1% compared to an adjusted net income margin of 0.5% in the prior year. Reported and adjusted net loss included a $40.7 million negative impact from the mark-to-market on the equity swap, compared with a $60.1 million negative impact from the mark-to-market on the equity swap in the prior year quarter.
•Adjusted EBITDA of $127.0 million decreased 38% from $204.2 million primarily reflecting lower sales and gross profit. Adjusted EBITDA margin of 9.9% decreased by 580 basis points.
•Reported loss per share of $0.47 was in line with the prior year. Adjusted loss per share of $0.03 declined from adjusted earnings per share of $0.01 in the prior year. Reported and adjusted loss per share included a $0.05 negative impact from the mark-to-market on the equity swap, compared with an $0.07 negative impact from the mark-to-market on the equity swap in the prior year quarter.
•Cash flow used in operating activities was $203.1 million, compared with $122.5 million in the prior year period. Free cash outflow was $248.7 million, compared with $168.4 million in the prior year period.
•Total debt of $3,216.2 million on March 31, 2026 increased from $3,038.1 million on December 31, 2025. This resulted in a total debt to net income ratio of 6.2x. Financial net debt of $2,959.1 million increased from $2,601.4 million on December 31, 2025. This resulted a financial leverage ratio (net debt to adjusted EBITDA) of 3.4x.

Nine Months Ended March 31, 2026, Summary Results
For the nine months ended March 31, 2026, compared to the nine months ended March 31, 2025:
•Net revenue of $4,537.4 million decreased 2% and included a 4% benefit from FX. On a LFL basis, net revenue decreased 6%.
•Prestige net revenue of $3,034.0 million, representing 67% of the Company's total sales, decreased 1% on a reported basis and 5% on a LFL basis.
•Consumer Beauty net revenue of $1,503.4 million, representing 33% of the Company's total sales, decreased 5% on a reported basis and 9% on a LFL basis.
•Reported gross margin of 63.5% decreased 200 basis points year-over-year, reflecting supply chain cost under absorption due to lower sales, particularly in Consumer Beauty, the impact from tariffs and a more promotional environment in the first half of the year. Adjusted gross margin of 63.6% decreased 200 basis points year-over-year.
•Reported operating loss of $38.8 million declined from reported operating income of $225.6 million in the prior year. Reported operating loss margin was 0.9%, down from reported operating margin of 4.9% in the prior year. Adjusted operating income of $587.2 million declined 25%, from $785.2 million in the prior year. Adjusted operating margin of 12.9%, reflected a 400 basis point decline.
•Reported net loss of $473.7 million compared to net loss of $309.0 million in the prior year. Reported net loss margin of 10.4% deteriorated from reported net loss margin of 6.7% in the prior year. Adjusted net income of $198.5 million decreased from $233.7 million in the prior year. Adjusted net income margin of 4.4% declined from 5.0% in the prior year. Reported and adjusted net income included a $105.8 million negative impact from the mark-to-market on the equity swap, compared with a $188.9 million negative impact from the mark-to-market on the equity swap in the prior year quarter.
•Adjusted EBITDA of $753.3 million decreased 21% year-over-year from $955.0 million primarily driven by lower sales and gross profit. Adjusted EBITDA margin of 16.6% reflected a 400 basis point decline.
•Reported loss per share of $0.54 compared to reported loss per share of $0.36 in the prior year. Adjusted earnings per share (EPS) of $0.23 compared to $0.27 in the prior year. Reported loss per share and adjusted EPS included a $0.12 negative impact from the mark-to-market on the equity swap, compared with an $0.21 negative impact from the mark-to-market on the equity swap in the prior year quarter.
•Cash flow from operating activities was $421.8 million, compared with $409.4 million in the prior year period. Free cash flow totaled $275.6 million, compared with $242.7 million in the prior year period.

Noteworthy Developments:

•Coty’s Prestige strategy continues to be anchored by key brands such as Burberry, Hugo Boss, Calvin Klein, Marc Jacobs, Chloé and Kylie Cosmetics. FY26 major launches continue to perform well fiscal year-to-date, including BOSS Bottled Beyond and Cosmic by Kylie Jenner Intense.
•Coty continues to see encouraging signs in Consumer Beauty, with both CoverGirl and Sally Hansen narrowing the gap to the category on a retail sales basis, while outperforming the category on a unit basis.
•Coty has begun implementing its Coty.Curated framework to support sharper focus and stronger execution across the portfolio.
•Coty continued to make progress on its “Color the Future” roadmap to improve Consumer Beauty cosmetics performance, supported by more consistent media investment behind key franchises, a more focused innovation pipeline, ongoing value chain optimization, and actions to stabilize gross margins over time.
•The Company’s Board of Directors appointed five new independent directors: Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni, and Stephanie Plaines.
•Coty repaid its remaining 2026 bond maturities on April 15, 2026.
•Coty was named the winner of Newsweek’s AI Impact Award for AI Workplace: Best Outcomes, Employee Engagement.

•Coty was upgraded from A to AA by MSCI ESG Ratings, placing the Company in MSCI’s Leader category and among the top‑rated beauty companies in the assessment, supported by governance changes and actions in responsible sourcing, product safety, and packaging. In April, Coty also maintained a Low Risk ESG rating from Sustainalytics and announced that its net‑zero target has been validated by the Science Based Targets initiative (SBTi).

Pipeline for FY26 and Beyond:

Prestige Plans
•Continuing the global amplification of the Fall 2025 BOSS Bottled Beyond launch, with the BOSS Bottled franchise gaining share fiscal year-to-date across core markets, alongside U.S. distribution expansion, and continued share gains for Hugo Boss in the U.S.
•New Burberry Her campaign, starring Olivia Dean, further strengthens the Burberry Her franchise, which has ranked in the Top 20 for the past three years
•Launching Calvin Klein Euphoria Elixirs in Spring 2026, a global female fragrance launch, with positive initial indicators in Europe and Travel Retail Americas
•Elevating Chloé Atelier des Fleurs through the launch of Les Essences Méditerranéennes, with strong momentum in China
•Makeup under Marc Jacobs Beauty debuting in June 2026
•Major launches planned for FY27 under several core brands, coupled with the all-new Swarovski fragrance targeted to launch in CY27

Consumer Beauty Plans
•CoverGirl and Sally Hansen have narrowed the retail sales gap to their respective categories in the U.S., while outperforming on a volume basis, fueled by stepped up support of iconic franchises coupled with outperformance in its Spring innovations
•Continuing to expand and amplify adidas fragrances globally, led by the adidas Vibes scenting collection, with adidas fragrance sales growing in Q3 and fiscal year-to-date

Outlook

Consumer demand for beauty remains resilient, with continued growth in fragrances and cosmetics. While the conflict in the Middle East continues to weigh on sales trends in the region, consumer demand in developed markets has remained broadly consistent with recent periods. Against this backdrop, Coty is steadily implementing its Coty.Curated strategic framework, focusing on core brands and markets, reducing portfolio complexity, and identifying savings opportunities across the P&L to support increased investment in consumer engagement and protect profitability.

Coty expects fourth quarter FY26 LFL revenue to decline by a mid‑single‑digit percentage, reflecting a moderate sequential improvement from third quarter sales trends. This outlook embeds a benefit from an easier prior‑year comparison base, largely offset by headwinds in the Middle East business, which is expected to impact fourth quarter sales by an estimated 2% to 3%. On a reported basis, Coty expects foreign exchange to have a neutral impact in the quarter.

Adjusted gross margins are expected to decline by approximately 100 to 200 basis points year-on-year, reflecting operating deleverage from lower shipments, tariff impact, and elevated, though sequentially lower, excess and obsolescence, partially offset by productivity initiatives and procurement actions.

Coty anticipates FY26 adjusted EBITDA of approximately $838 million to $848 million, with an adjusted EPS, excluding the equity swap, of $0.33 to $0.35. Coty's stronger-than-guided Q3 profit delivery, supported by tight cost control and a decision to reallocate some investment to Q4, is allowing the company to protect investments during key Q4 commercial periods, particularly Mother's Day and Father's Day. Based on this cadence, Coty estimates Q4 adjusted EBITDA of $85 million to $95 million and adjusted EPS, excluding the equity swap, of breakeven to a loss of $0.02 per share.

Finally, Coty expects free cash flow in the fourth quarter to be neutral to moderately positive, reflecting the seasonality of the business and disciplined working capital management.

Third Quarter Fiscal 2026 Business Review by Segment

	Three Months Ended March 31,					Nine Months Ended March 31,
(in millions)	2026	2025	Change YoY	LFL(a) Change YoY	Margin (b)	2026	2025	Change YoY	LFL(a) Change YoY	Margin (b)
Net Revenue:
Prestige	$830.9	$829.4	0%	(5%)		$3,034.0	$3,059.6	(1%)	(5%)
Consumer Beauty	450.7	469.7	(4%)	(10%)		1,503.4	1,580.9	(5%)	(9%)
Total Net Revenue	$1,281.6	$1,299.1	(1%)	(7%)		$4,537.4	$4,640.5	(2%)	(6%)

Reported Operating Income (Loss):
Prestige	$58.4	$78.7	(26%)		7.0%	$449.2	$542.5	(17%)		14.8%
Consumer Beauty	(423.3)	(189.5)	<(100%)		(93.9)%	(412.7)	(111.4)	<(100%)		(27.5)%
Corporate	(7.1)	(169.6)	96%		N/A	(75.3)	(205.5)	63%		N/A
Total Reported Operating (Loss) Income	$(372.0)	$(280.4)	(33%)		(29.0)%	$(38.8)	$225.6	<(100%)		(0.9)%

Adjusted Operating Income (Loss):
Prestige	$123.7	$158.8	(22%)		14.9%	609.6	$698.5	(13%)		20.1%
Consumer Beauty	(51.3)	(10.9)	<(100%)		(11.4)%	(22.4)	86.7	<(100%)		(1.5)%
Total Adjusted Operating Income	$72.4	$147.9	(51%)		5.6%	$587.2	$785.2	(25%)		12.9%

Adjusted EBITDA:
Prestige	$150.6	$185.9	(19%)		18.1%	$693.1	$781.7	(11%)		22.8%
Consumer Beauty	(23.6)	18.3	<(100%)		(5.2)%	60.2	173.3	(65%)		4.0%
Total Adjusted EBITDA	$127.0	$204.2	(38%)		9.9%	$753.3	$955.0	(21%)		16.6%
(a) Consolidated, Prestige, and Consumer Beauty LFL results for the three and nine months ended March 31, 2026 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.
(b) The margin of each of the items included for each segment is calculated as a percentage of the divisional net revenues.

Prestige
•Reported net revenues in the third quarter increased by $1.5 million year-over-year primarily driven by an increase in Prestige cosmetics sales, partially offset by a decline in fragrance sales.
•Reported operating income in the third quarter decreased primarily due to lower gross margins driven by lower fragrance shipments and higher tariffs, coupled with the mechanical impact on fixed costs from lapping the bonus accrual release in the prior year.

Consumer Beauty
•Reported net revenues in the third quarter decreased by $19.0 million year-over-year primarily driven by a decrease in mass fragrance and color cosmetics sales.
•Reported operating income in the third quarter decreased primarily driven by a $362.8 million impairment charge reflecting a reduction in the fair value of the Company's Consumer Beauty business driven by lower forecasted revenues and a higher weighted average cost of capital, following a significant decline in the Company’s share price over the last three months.

Third Quarter Fiscal 2026 Business Review by Region

	Three Months Ended March 31,				Nine Months Ended March 31,
	Net Revenues		Change YoY		Net Revenues		Change YoY
(in millions)	2026	2025	Reported Basis	LFL(a)	2026	2025	Reported Basis	LFL(a)
Americas	$510.4	$529.7	(4)%	(6)%	$1,784.5	$1,861.8	(4)%	(5)%
EMEA	597.6	610.0	(2)%	(11)%	2,216.6	2,237.6	(1)%	(8)%
Asia Pacific	173.6	159.4	9%	5%	536.3	541.1	(1)%	(2)%
Total	$1,281.6	$1,299.1	(1)%	(7)%	$4,537.4	$4,640.5	(2)%	(6)%
(a) Americas LFL results for the three and nine months ended March 31, 2026 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

Americas
•Reported net revenues in the third quarter decreased by $19.3 million year-over-year primarily driven by lower sales in the U.S. and Canada, partially offset by higher sales in the Americas Travel Retail channel.

EMEA
•Reported net revenues in the third quarter decreased by $12.4 million year-over-year primarily driven by lower sales in the Middle East, France, and Central and Eastern Europe.

Asia Pacific
•Reported net revenues in the third quarter increased by $14.2 million year-over-year primarily driven higher sales in China, Korea, Japan, and the Asia Travel Retail channel.

Conference Call
Coty Inc. will issue pre-recorded remarks on May 5, 2026 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on May 6, 2026 beginning at 8:00 AM (ET) / 2:00 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-343-5172 in the U.S. or 1-203-518-9856 internationally (conference passcode number: COTY3Q26).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), the strategic review of the Company’s consumer beauty business, including its mass color cosmetics business and associated brands and the Company’s distinct Brazil business comprised of local Brazilian brands, and any transactions related thereto, use of proceeds from any transaction and the timing and outcome of the strategic review, expectations and/or plans with respect to joint ventures, the timing and size of any future distribution related to the Wella distribution rights, the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock and expectations for stock repurchases), investments, plans and expectations with respect to licenses and/or portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), plans for growth in certain categories, markets, channels and other white spaces, synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and magnitude of any "true-up" payments in connection with the Company’s forward repurchase contracts and plans for settlement of such contracts, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing strategic transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions (including its recent fixed cost reduction plan), continued process improvements and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans, goals and our ability to achieve sustainability targets), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the armed conflict in the Middle East on its business operations, sales outlook and strategy, expectations regarding the impact of tariffs (including magnitude, scope and timing) and plans to manage such impact, expectations regarding economic recovery in Asia, consumer purchasing trends and the related impact on the Company’s plans for growth in China, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or the ongoing war in the Middle East, or due to a change in tariffs or trade policy impacting raw materials) and expectations regarding future service levels and inventory levels, expectations regarding the expanded use of artificial intelligence ("AI") and advanced analytics in our operations and the timing and impact thereof, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the Company’s ability to successfully implement its strategic priorities (including leveraging its leadership position and capabilities in global fragrances to fuel strong expansion and continue to grow its footprint and diversification in a limited number of structurally profitable and growing beauty categories and geographic markets at scale), achieve the benefits contemplated by the Company's strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging), and compete effectively in the beauty industry, in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company's current and future marketing philosophy and consumer engagement activities (including digital marketing and media) and the Company's ability to effectively manage its production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, and the market value of inventory;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the integration and management of the Company's strategic partnerships, the strategic review of its consumer beauty business, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in our stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the Company’s strategic partnerships, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company’s relationships with its strategic partners, the Company's ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect the business or products of the Company’s strategic partnerships, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to the’ business model, revenue, sales force or business of any of the Company’s strategic partnerships;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;

•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, war in the Middle East and any escalation or expansion thereof, the current administration in the U.S. and related changes to regulatory and trade policies, changes in the U.S. tax code and/or tax regulations in other jurisdictions where the Company operates (including recent and pending implementation of the global minimum corporate tax (part of the “Pillar Two Model Rules”) that may impact the Company's tax liability in the European Union), and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates (and the Company’s ability to manage the impact of such changes), potential regulatory limits on payment terms in the European Union, future changes in sanctions regulations, recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation;
•the impact of ongoing wars and geo-political uncertainty on capital markets and the related impact on the Company's ability to refinance outstanding debt at favorable rates;
•the Company's ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflict in the Middle East and any escalation or expansion thereof), the impact of global supply chain challenges or other disruptions in the international flow of goods (including disruptions arising from the closure of strategic airspaces or critical maritime routes or from changing tariff scenarios), and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company’s ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of expanded use of AI and advanced analytics in the Company's operations as well as remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company’s ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company’s ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliates are investors in the Wella Business following the sale of the Company's remaining stake in Wella, and any related conflicts of interest or litigation, and the timing and terms of any future sale or initial public offering of Wella;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2025 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with GAAP, we use non-GAAP financial measures for Coty Inc. including Adjusted operating income (loss), Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) attributable to Coty Inc. to common stockholders (collectively, the “Adjusted Performance Measures”). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Despite the limitations of these non-GAAP financial measures, our management uses the Adjusted Performance Measures as key metrics in the evaluation of our performance and annual budgets and to benchmark performance of our business against our competitors. The following are examples of how these Adjusted Performance Measures are utilized by our management:
•strategic plans and annual budgets are prepared using the Adjusted Performance Measures;
•senior management receives a monthly analysis comparing budget to actual operating results that is prepared using the Adjusted Performance Measures; and

•senior management’s annual compensation is calculated, in part, by using some of the Adjusted Performance Measures.
In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these Adjusted Performance Measures.
Our management believes that Adjusted Performance Measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to the same data, our management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding our operating performance. By disclosing these non-GAAP financial measures, our management intends to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We provide disclosure of the effects of these non-GAAP financial measures by presenting the corresponding measure prepared in conformity with GAAP in our financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.
Adjusted operating income/Adjusted EBITDA excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and implement divestitures of components of our business, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense items, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain or loss on sale and early license termination: The Company has excluded the impact of gain or loss on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded realized and unrealized gains and losses on the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized gains and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities. Also, in connection with our market exit in Russia, we have adjusted for the release of tax charges previously taken related to certain direct incremental impacts of the decision.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to

Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").

We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate, or for the impacts of hyperinflation. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2026	2025	2026	2025
Net revenues	$1,281.6	$1,299.1	$4,537.4	$4,640.5
Cost of sales	489.7	466.7	1,658.1	1,599.3
as % of Net revenues	38.2%	35.9%	36.5%	34.5%
Gross profit	791.9	832.4	2,879.3	3,041.2
Gross margin	61.8%	64.1%	63.5%	65.5%

Selling, general and administrative expenses	727.0	777.5	2,363.0	2,382.8
as % of Net revenues	56.7%	59.8%	52.1%	51.3%
Amortization expense	74.5	45.9	187.9	141.3
Restructuring costs	(0.4)	76.6	4.4	78.7
Asset impairment charges	362.8	212.8	362.8	212.8
Operating (loss) income	(372.0)	(280.4)	(38.8)	225.6
as % of Net revenues	(29.0%)	(21.6%)	(0.9%)	4.9%
Interest expense, net	33.7	47.9	121.7	164.1
Other expense, net	53.2	132.3	359.9	332.8
Loss before income taxes	(458.9)	(460.6)	(520.4)	(271.3)
as % of Net revenues	(35.8%)	(35.5%)	(11.5%)	(5.8%)
(Benefit) provision for income taxes	(53.2)	(58.4)	(72.5)	9.6
Net loss	(405.7)	(402.2)	(447.9)	(280.9)
as % of Net revenues	(31.7%)	(31.0%)	(9.9%)	(6.1%)
Net income attributable to noncontrolling interests	3.2	2.0	7.8	5.7
Net (loss) income attributable to redeemable noncontrolling interests	(0.8)	1.5	8.1	12.5
Net loss attributable to Coty Inc.	$(408.1)	$(405.7)	$(463.8)	$(299.1)
Amounts attributable to Coty Inc.
Net loss	$(408.1)	$(405.7)	$(463.8)	$(299.1)
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(9.9)	(9.9)
Net loss attributable to common stockholders	$(411.4)	$(409.0)	$(473.7)	$(309.0)

Earnings per common share:
Basic for Coty Inc.	$(0.47)	$(0.47)	$(0.54)	$(0.36)
Diluted for Coty Inc.(a)	$(0.47)	$(0.47)	$(0.54)	$(0.36)
Weighted-average common shares outstanding:
Basic	879.9	872.1	876.5	870.4
Diluted(a)(b)	879.9	872.1	876.5	870.4

Depreciation - Coty Inc.	$54.6	$59.3	$166.1	$174.1
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, RSUs and PRSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $40.7 and $60.1, respectively, if dilutive, for the three months ended March 31, 2026 and 2025 on net income applicable to common stockholders during the period. The if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $9.9, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $105.8 and $188.9, respectively, if dilutive, for the nine months ended March 31, 2026 and 2025 on net income applicable to common stockholders during the period.
(b)For the three months ended March 31, 2026 and 2025, outstanding stock options with rights to purchase 3.4 million shares of Common Stock were anti-dilutive and excluded from the computation of diluted EPS. Series A Preferred Stock had no dilutive effect, as the exchange right expired on March 27, 2024. For the nine months ended March 31, 2026 and 2025, outstanding stock options and Series A Preferred Stock with purchase or conversion rights to purchase 3.4 million and 3.5 million weighted average shares of Common Stock, respectively, were anti-dilutive and excluded from the computation of diluted EPS.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2026
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,281.6	$—	$1,281.6
Gross profit	791.9	—	791.9
Gross margin	61.8%		61.8%
Operating income	(372.0)	444.4	72.4
as % of Net revenues	(29.0%)		5.6%
Net (loss) income attributable to common stockholders	(411.4)	384.2	(27.2)
as % of Net revenues	(32.1%)		(2.1%)
Adjusted EBITDA			127.0
as % of Net revenues			9.9%

EPS (diluted)	$(0.47)		$(0.03)

Adjusted diluted EPS includes $0.05 hurt related to the net impact of the Total Return Swaps in the three months ended March 31, 2026.

	Three Months Ended March 31, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,299.1	$—	$1,299.1
Gross profit	832.4	3.0	835.4
Gross margin	64.1%		64.3%
Operating income	(280.4)	428.3	147.9
as % of Net revenues	(21.6%)		11.4%
Net income attributable to common stockholders	(409.0)	415.8	6.8
as % of Net revenues	(31.5%)		0.5%
Adjusted EBITDA			204.2
as % of Net revenues			15.7%

EPS (diluted)	$(0.47)		$0.01
Adjusted diluted EPS includes $0.07 hurt related to the net impact of the Total Return Swaps in the three months ended March 31, 2025.

(a) See “Reconciliation of Reported Net (Loss) Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Nine Months Ended March 31, 2026
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,537.4	$—	$4,537.4
Gross profit	2,879.3	6.7	2,886.0
Gross margin	63.5%		63.6%
Operating income	(38.8)	626.0	587.2
as % of Net revenues	(0.9%)		12.9%
Net (loss) income attributable to common stockholders	(473.7)	672.2	198.5
as % of Net revenues	(10.4%)		4.4%
Adjusted EBITDA			753.3
as % of Net revenues			16.6%

EPS (diluted)	$(0.54)		$0.23

Adjusted diluted EPS includes $0.12 hurt related to the net impact of the Total Return Swaps in the nine months ended March 31, 2026.

	Nine Months Ended March 31, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,640.5	$—	$4,640.5
Gross profit	3,041.2	4.3	3,045.5
Gross margin	65.5%		65.6%
Operating income	225.6	559.6	785.2
as % of Net revenues	4.9%		16.9%
Net income attributable to common stockholders	(309.0)	542.7	233.7
as % of Net revenues	(6.7%)		5.0%
Adjusted EBITDA			955.0
as % of Net revenues			20.6%

EPS (diluted)	$(0.36)		$0.27
Adjusted diluted EPS includes $0.21 hurt related to the net impact of the Total Return Swaps in the nine months ended March 31, 2025.

(a) See “Reconciliation of Reported Net (Loss) Income to Adjusted Operating Income, and Adjusted EBITDA” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET (LOSS) INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2026	2025	Change	2026	2025	Change
Net loss	$(405.7)	$(402.2)	(1%)	$(447.9)	$(280.9)	(59%)
Net loss margin	(31.7%)	(31.0%)		(9.9%)	(6.1%)
(Benefit) Provision for income taxes	(53.2)	(58.4)	9%	(72.5)	9.6	<(100%)
Loss before income taxes	$(458.9)	$(460.6)	0%	$(520.4)	$(271.3)	(92%)
Interest expense, net	33.7	47.9	(30%)	121.7	164.1	(26%)
Other expense, net	53.2	132.3	(60%)	359.9	332.8	8%
Reported Operating (loss) income	$(372.0)	(280.4)	(33%)	$(38.8)	$225.6	<(100%)
Reported operating (loss) income margin	(29.0%)	(21.6%)		(0.9%)	4.9%
Asset impairment charges	362.8	212.8	70%	362.8	212.8	70%
Amortization expense	74.5	45.9	62%	187.9	141.3	33%
Restructuring and other business realignment costs	0.5	87.2	(99%)	16.6	90.6	(82%)
Stock-based compensation	6.9	12.1	(43%)	39.3	44.6	(12%)
Early license termination and market exit costs	(0.3)	70.3	<(100%)	19.4	70.3	(72%)
Total adjustments to reported operating income	444.4	428.3	4%	626.0	559.6	12%
Adjusted Operating income	$72.4	$147.9	(51%)	$587.2	$785.2	(25%)
Adjusted operating income margin	5.6%	11.4%		12.9%	16.9%
Adjusted depreciation	54.6	56.3	(3%)	166.1	169.8	(2%)
Adjusted EBITDA	$127.0	$204.2	(38%)	$753.3	$955.0	(21%)
Adjusted EBITDA margin	9.9%	15.7%		16.6%	20.6%

RECONCILIATIONS OF SEGMENT REPORTED OPERATING INCOME (LOSS) TO SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2026	2025	Change %	2026	2025	Change %
Reported operating income	$58.4	$78.7	(26%)	$449.2	$542.5	(17%)
Reported operating income margin	7.0%	9.5%		14.8%	17.7%
Amortization expense	65.3	37.2	76%	160.4	113.1	42%
Asset impairment charges	—	42.9	(100%)	—	42.9	(100%)
Total adjustments to reported operating income	65.3	80.1	(18%)	160.4	156.0	3%
Adjusted operating income	$123.7	158.8	(22%)	$609.6	698.5	(13%)
Adjusted operating income margin	14.9%	19.1%		20.1%	22.8%
Adjusted depreciation	26.9	27.1	(1%)	83.5	83.2	0%
Adjusted EBITDA	$150.6	185.9	(19%)	$693.1	781.7	(11%)
Adjusted EBITDA margin	18.1%	22.4%		22.8%	25.5%

OPERATING LOSS, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2026	2025	Change %	2026	2025	Change %
Reported operating loss	$(423.3)	$(189.5)	<(100%)	$(412.7)	$(111.4)	<(100%)
Reported operating loss margin	(93.9%)	(40.3%)		(27.5%)	(7.0%)
Amortization expense	9.2	8.7	6%	27.5	28.2	(2%)
Asset impairment charges	362.8	169.9	>100%	362.8	169.9	>100%
Total adjustments to reported operating income	372.0	178.6	>100%	390.3	198.1	97%
Adjusted operating (loss) income	$(51.3)	(10.9)	<(100%)	$(22.4)	86.7	<(100%)
Adjusted operating (loss) income margin	(11.4%)	(2.3%)		(1.5%)	5.5%
Adjusted depreciation	27.7	29.2	(5%)	82.6	86.6	(5%)
Adjusted EBITDA	$(23.6)	18.3	<(100%)	$60.2	173.3	(65%)
Adjusted EBITDA margin	(5.2%)	3.9%		4.0%	11.0%
OPERATING LOSS, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2026	2025	Change %	2026	2025	Change %
Reported operating loss	$(7.1)	$(169.6)	96%	$(75.3)	$(205.5)	63%
Reported operating loss margin	N/A	N/A		N/A	N/A
Restructuring and other business realignment costs	0.5	87.2	(99%)	16.6	90.6	(82%)
Stock-based compensation	6.9	12.1	(43%)	39.3	44.6	(12%)
Early license termination and market exit costs	(0.3)	70.3	<(100%)	19.4	70.3	(72%)
Total adjustments to reported operating loss	7.1	169.6	(96%)	75.3	205.5	(63%)
Adjusted operating income	$—	$—	N/A	$—	$—	N/A
Adjusted operating loss margin	N/A	N/A		N/A	N/A
Adjusted depreciation	—	—	N/A	—	—	N/A
Adjusted EBITDA	$—	$—	N/A	$—	$—	N/A
Adjusted EBITDA margin	N/A	N/A		N/A	N/A

RECONCILIATION OF REPORTED (LOSS) INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate
Reported Loss before income taxes	$(458.9)	$(53.2)	11.6%	$(460.6)	$(58.4)	12.7%
Adjustments to Reported Operating Income (a)	444.4			428.3
Realized/unrealized loss on investment in Wella Company (c)	—			53.0
Other adjustments (d)	(1.1)			0.8
Total Adjustments (b)	443.3	57.3		482.1	64.6
Adjusted (Loss) Income before income taxes	$(15.6)	$4.1	(26.3%)	$21.5	$6.2	28.8%

The adjusted effective tax rate was (26.3)% for the three months ended March 31, 2026 compared to 28.8% for the three months ended March 31, 2025. The difference is primarily due to a tax recovery benefit in Brazil recognized in the prior period.

	Nine Months Ended March 31, 2026			Nine Months Ended March 31, 2025
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported (Loss) income before income taxes	$(520.4)	$(72.5)	13.9%	$(271.3)	$9.6	(3.5)%
Adjustments to Reported Operating Income (a)	626.0			559.6
Realized/unrealized loss on investment in Wella Company (c)	200.9			85.0
Other adjustments (d)	(1.8)			0.4
Total Adjustments (b)	825.1	147.7		645.0	97.2
Adjusted Income before income taxes - Continuing Operations	$304.7	$75.2	24.7%	$373.7	$106.8	28.6%

The adjusted effective tax rate was 24.7% for the nine months ended March 31, 2026 compared to 28.6% for the nine months ended March 31, 2025. The difference is primarily due to a higher limitation on the deductibility of interest expense in the prior period.

(a) See a description of adjustments under “Reconciliation of Reported Net Income to Adjusted Operating Income and Adjusted EBITDA for Coty Inc."
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability. The total tax impact on adjustments in the prior period includes a tax benefit of $10.0 on the resolution of uncertain tax positions associated with the Company’s exit from Russia in fiscal 2022.
(c) For the three months ended March 31, 2025, the amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
For the nine months ended March 31, 2026, this primarily represents the realized loss on the sale of the investment in Wella. For the nine months ended March 31, 2025, this primarily represents unrealized loss recognized for the change in fair value of the investment in Wella.
(d) For the three months ended March 31, 2026, this primarily represents recovery of previously written-off non-income tax credits. For the three months ended March 31, 2025, this primarily represents recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment.
For the nine months ended March 31, 2026, this primarily represents recovery of previously written-off non-income tax credits. For the nine months ended March 31, 2025, this primarily represents recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment.

RECONCILIATION OF REPORTED NET (LOSS) INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2026	2025	Change	2026	2025	Change
Net loss attributable to Coty Inc.	$(408.1)	$(405.7)	(1%)	$(463.8)	$(299.1)	(55%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(9.9)	(9.9)	—%
Reported Net loss attributable to common stockholders	$(411.4)	$(409.0)	(1%)	$(473.7)	$(309.0)	(53%)
% of Net revenues	(32.1%)	(31.5%)		(10.4%)	(6.7%)
Adjustments to Reported Operating income (a)	444.4	428.3	4%	626.0	559.6	12%
Realized/unrealized loss on investment in Wella Company (d)	—	53.0	(100%)	200.9	85.0	>100%
Adjustments to other expense (e)	(1.1)	0.8	<(100%)	(1.8)	0.4	<(100%)
Adjustments to noncontrolling interests (b)	(1.8)	(1.7)	(6%)	(5.2)	(5.1)	(2%)
Change in tax provision due to adjustments to Reported Net (loss) income attributable to Coty Inc.	(57.3)	(64.6)	11%	(147.7)	(97.2)	(52%)
Adjusted Net income attributable to Coty Inc.	$(27.2)	$6.8	<(100%)	$198.5	$233.7	(15%)
% of Net revenues	(2.1%)	0.5%		4.4%	5.0%

Per Share Data
Adjusted weighted-average common shares
Basic	879.9	872.1		876.5	870.4
Diluted (c)(f)	879.9	875.0		878.7	875.5
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$(0.03)	$0.01		$0.23	$0.27
Diluted (c)	$(0.03)	$0.01		$0.23	$0.27

 Adjusted diluted EPS includes $0.05 hurt and $0.12 hurt related to the net impact of the Total Return Swaps in the three and nine months ended March 31, 2026, respectively. Adjusted diluted EPS includes $0.07 hurt and $0.21 hurt related to the net impact of the Total Return Swaps in the three and nine months ended March 31, 2025, respectively.

(a)See a description of adjustments under “Net (Loss) Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the Convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses for contracts with the option to settle in shares or cash of $40.7 and $60.1, respectively, if dilutive, for the three months ended March 31, 2026 and 2025 on net income applicable to common stockholders during the period.
(d)For the nine months ended March 31, 2026, this represents the realized loss on the sale of the investment in Wella. For the three and nine months ended March 31, 2025, this represents unrealized loss recognized for the change in fair value of the investment in Wella.
(e)For the three months ended March 31, 2026, this primarily represents recovery of previously written-off non-income tax credits. For the three months ended March 31, 2025, this primarily recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment.

For the nine months ended March 31, 2026, this primarily represents recovery of previously written-off non-income tax credits.. For the nine months ended March 31, 2025, this primarily represents recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment
(f)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended March 31, 2026 and 2025, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses for contracts with the option to settle in shares or cash of $40.7 and $60.1, respectively. For the three months ended March 31, 2026, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3. For the three months ended March 31, 2025, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3.

Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the nine months ended March 31, 2026 and 2025, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses/(gains) for contracts with the option to settle in shares or cash of $105.8 and $188.9 , respectively. For the nine months ended March 31, 2026, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $9.9. For the nine months ended March 31, 2025, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $9.9.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2026	2025	2026	2025
Net cash provided by operating activities	$(203.1)	$(122.5)	$421.8	$409.4
Capital expenditures	(45.6)	(45.9)	(146.2)	(166.7)
Free cash flow	$(248.7)	$(168.4)	$275.6	$242.7
RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT

COTY INC.	As of
(in millions)	March 31, 2026
Total debt[1]	$3,216.2
Less: Cash and cash equivalents	257.1
Financial Net debt	$2,959.1

1 Total debt is derived from footnote 9 from the Form 10-Q for the quarter-ended March 31, 2026 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt)

RECONCILIATION OF TTM(a) NET (LOSS) INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

					Twelve months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	March 31, 2026
(in millions)
Net (loss) income	$(69.3)	$74.0	$(116.2)	$(405.7)	$(517.2)
(Benefit) Provision for income taxes on continuing operations	$(4.2)	$33.1	$(52.4)	$(53.2)	$(76.7)
(Loss) Income before income taxes	$(73.5)	$107.1	$(168.6)	$(458.9)	$(593.9)
Interest expense, net	$50.1	$46.6	$41.4	$33.7	$171.8
Other expense, net	$38.9	$31.3	$275.4	$53.2	$398.8
Reported operating (loss) income	$15.5	$185.0	$148.2	$(372.0)	$(23.3)
Amortization expense	$45.6	$39.3	$74.1	$74.5	$233.5
Restructuring and other business realignment costs	$1.2	$1.7	$14.3	$0.5	$17.7
Stock-based compensation	$5.4	$14.5	$18.0	$6.9	$44.8
Asset impairment charges	$—	$—	$—	$362.8	$362.8
Early license termination and market exit costs	$—	$—	$19.7	$(0.3)	$19.4
Total adjustments to reported operating loss	$52.2	$55.5	$126.1	$444.4	$678.2
Adjusted operating income	$67.7	$240.5	$274.3	$72.4	$654.9
Add: Adjusted depreciation(b)	$59.0	$55.6	$55.9	$54.6	$225.1
Adjusted EBITDA	$126.7	$296.1	$330.2	$127.0	$880.0
(a)Trailing twelve months (TTM) net (loss) income from continuing operations, reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended March 31, 2026, December, 31, 2025, September 30, 2025, and June 30, 2025.
(b)Adjusted depreciation for the twelve months ended March 31, 2026 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET (LOSS) INCOME TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$3,216.2	$2,959.1
Denominator	TTM Net loss(b)	$(517.2)	6.2	N/R(d)
	TTM Adjusted EBITDA(a)	$880.0	N/R(d)	3.4
(a)TTM Adjusted EBITDA for the twelve months ended March 31, 2026 represents the summation of Adjusted EBITDA for each of the quarters ended March 31, 2026, December 31, 2025, September 30, 2025, and June 30, 2025. For a reconciliation of adjusted operating income to operating income for Coty Inc. for each of those periods, see the table entitled "Reconciliation of TTM of Net (Loss) Income to Adjusted Operating Income to Adjusted EBITDA" for each of those periods.
(b)TTM net (loss) for the twelve months ended March 31, 2026 represents the summation of net (loss) income for each of the quarters ended March 31, 2026, December 31, 2025, September 30, 2025, and June 30, 2025.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of March 31, 2026. See table titled "Reconciliation of Total Debt to Financial Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31, 2026 vs. Three Months Ended March 31, 2025 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL(b)
Prestige	—%	(5)%	—%	(5)%
Consumer Beauty	(4)%	(10)%	—%	(10)%
Total Continuing Operations	(1)%	(7)%	—%	(7)%

	Nine Months Ended March 31, 2026 vs. Nine Months Ended March 31, 2025 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL(b)
Prestige	(1)%	(5)%	—%	(5)%
Consumer Beauty	(5)%	(9)%	—%	(9)%
Total Continuing Operations	(2)%	(6)%	—%	(6)%
(a)There are no acquisitions, divestitures, early license terminations or market exits that would impact the comparability of financial results presented above.
(b)Consolidated, Prestige, and Consumer Beauty LFL results for the three and nine months ended March 31, 2026 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2026	June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$257.1	$257.1
Restricted cash	13.1	13.3
Trade receivables, net	565.2	526.4
Inventories	786.3	794.5
Prepaid expenses and other current assets	313.8	362.0
Total current assets	1,935.5	1,953.3
Property and equipment, net	641.8	709.2
Goodwill	3,810.0	4,062.2
Other intangible assets, net	2,860.6	3,214.8
Equity investment	—	1,002.0
Operating lease right-of-use assets	230.9	265.7
Other noncurrent assets	750.1	700.5
TOTAL ASSETS	$10,228.9	$11,907.7

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,768.2	$1,890.0
Short-term debt and current portion of long-term debt	2.1	3.5
Other current liabilities	586.0	644.8
Total current liabilities	2,356.3	2,538.3
Long-term debt, net	3,169.4	3,955.5
Long-term operating lease liabilities	189.8	221.8
Other noncurrent liabilities	1,011.7	1,236.5
TOTAL LIABILITIES	6,727.2	7,952.1

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	85.7	94.2
Total Coty Inc. stockholders’ equity	3,091.4	3,542.7
Noncontrolling interests	182.2	176.3
Total equity	3,273.6	3,719.0
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$10,228.9	$11,907.7

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(447.9)	$(280.9)

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	354.1	315.3
Non-cash lease expense	47.2	46.8
Deferred income taxes	(156.3)	(41.2)
Provision for bad debts	10.0	8.7
Provision for pension and other post-employment benefits	8.3	8.2
Share-based compensation	39.2	44.7
Asset impairment charges	362.8	212.8
Other	364.8	424.9
Change in operating assets and liabilities:
Trade receivables	(47.1)	(156.0)
Inventories	3.3	46.9
Prepaid expenses and other current assets	44.1	23.3
Accounts payable and accrued expenses	(76.4)	(111.1)
Other current liabilities	10.8	(113.2)
Operating lease liabilities	(44.6)	(42.7)
Other assets and liabilities, net	(50.5)	22.9
Net cash provided by operating activities	421.8	409.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(146.2)	(166.7)
Proceeds from sale of equity investments and related assets	750.0	74.0
Proceeds from contingent consideration, license agreements, and sale of other long-lived assets, net	9.3	12.6
Net cash provided by (used in) investing activities	613.1	(80.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt	—	5.0
Proceeds from revolving loan facilities	1,373.6	1,951.3
Repayments of revolving loan facilities	(1,575.5)	(1,562.7)
Proceeds from issuance of other long-term debt	899.2	—
Repayments of other long-term debt	(1,465.7)	(490.6)
Dividend payment on Class A Common Stock and Series B Preferred Stock	(9.9)	(9.9)
Net proceeds from (payments of) foreign currency contracts	11.4	(14.0)
Payments related to forward repurchase contracts, including hedge valuation adjustments	(208.7)	(282.3)
Refunds related to hedge valuation adjustment	—	61.8
Distributions to redeemable noncontrolling interests and noncontrolling interests	(17.0)	(23.9)
Payments of deferred financing fees and premium on bond extinguishment	(31.4)	(2.0)
All other	(12.0)	(16.8)
Net cash used in financing activities	(1,036.0)	(384.1)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	0.9	(6.4)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.2)	(61.2)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	270.4	320.6
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$270.2	$259.4